Exhibit 99.3

NOBLE CORPORATION C/O NOBLE SERVICES COMPANY LLC 13135 DAIRY ASHFORD • SUITE 800 • SUGAR LAND, TEXAS 77478 • 281-276-6100

ROBERT W. EIFLER

PRESIDENT AND CHIEF EXECUTIVE OFFICER

November 10, 2021

Dear Noble team members:

Today, we announced that Noble Corporation and Maersk Drilling have entered into a definitive business combination agreement. This exciting announcement creates a leading drilling contractor with attractive scale and diversification across asset classes, geographic regions and basins. It will boast a modern, high-end fleet comprising 20 floaters and 19 jack-up rigs across benign and harsh environments serving a diversified portfolio of great customers. A few other highlights of the transaction include:

•	Ownership of combined company will be split 50/50 between Noble and Maersk Drilling shareholders

•	Combined company will be named Noble Corporation with headquarters in Houston, and I will serve as CEO

•	Charles M. (Chuck) Sledge will become chairman of the Board of Directors

•	Creates the youngest and highest specification floater and jackup fleet

•	Upholds shared commitment to safety and operational excellence

•	Expands customer relationships and geographic footprint

•	Ensures financial stability through a solid balance sheet

The combination of Noble and Maersk Drilling brings together two industry leading brands with strong operational platforms and complimentary cultures sharing common values in prioritizing our people, providing best-in-class capabilities, leading safety processes, and operational excellence.

Noble and Maersk Drilling will continue to operate business normally as separate companies until the transaction closes. The transaction is expected to close in mid-2022 at which time our leadership team will be working to integrate the two companies as quickly as practical. All Noble employees should remain focused on our operations. It is your daily efforts expended toward operational excellence and the associated results that make exciting growth opportunities like this possible for the company.

Noble Corporation is a Cayman Islands exempted company with limited liability with company number MC-368504 and registered office at

P.O. Box 309, Ugland House, S. Church Street, Grand Cayman KY1-1104, Cayman Islands

I know you will have additional questions about this transaction, and our intent is to be as open and transparent as possible. The press release found on the Noble website (www.noblecorp.com/investors/news/) provides some further details, including call-in details for an investor call. I invite you to join that call to hear the leaders of both companies explain the strategic rationale and benefits of this historic combination.

Throughout the process, I will continue to provide information on the transaction through various communications including the podcast. If you have any questions that are not covered in the attached Q&As, please email inquiries@noblecorp.com.

The most important goal of every day is to keep our employees and our environment SAFE, while delivering operational excellence as we do every day.

Sincerely,

/s/ Robert W. Eifler
Robert W. Eifler

Questions & Answers

November 10, 2021

As part of our commitment to be open and transparent with our communications throughout the transaction, we have provided anticipated questions and answers below.

In some cases, we are too early in the process to answer all questions but remain committed to sharing information with you as soon as it becomes available.

Q: When do you expect the integration process to be fully completed?

A: We anticipate the two companies will be fully integrated within two years following completion of the transaction.

Q: The HQ of the combined company will be in Texas, and the Noble CEO will take over as CEO for the combined company. Will there be any Maersk Drilling people in the executive management team of the combined company?

A: We will evaluate talent from each organization for selected positions within the leadership team of the combined company.

Q: What will be the name of the combined company?

A: The combined company will be named Noble Corporation.

Q: Will all offshore employees be retained to operate the rigs?

A: To maintain our high level of utilization, safety performance, and customer satisfaction, offshore-based employees will have the opportunity to be retained following the completion of the transaction.

Q: When will employees know whether they still have a job?

A: Employee selection decisions will be announced in a phased approach with planned executive leadership announced prior to completion and the full organization announced after transaction completion. There will be no workforce reductions related to the combination before transaction completion. Following the completion of the transaction, we expect there will be some workforce reductions as a result of integration to achieve our cost synergy targets. Nevertheless, we anticipate longer-term employment opportunity growth because this transaction better positions both companies strategically and financially to pursue growth in ways that would not be achievable on a stand-alone basis.

Q: What can I say publicly about this transaction?

A: Your best response is to refer inquiries to publicly available information, such as the Noble website and press releases. Prior to making any public statements, employees should refer to the Public Relations and Communications Policy in P2R or speak with line management for guidance.

Q: Where will employees be located?

A: The combined entity will operate in global office locations with three main operational regions – Western Hemisphere Benign, Eastern Hemisphere Benign, and the Harsh Environment – and satellite operational hubs across the globe. Employees will remain at their existing work locations, unless otherwise communicated. As part of on-going initiatives or integration planning, any modifications to work locations will be communicated following the completion of the transaction or as information becomes available.

Q: How do I stay updated on the latest information as it becomes available?

A: Please be sure that both your personal and your business (if applicable) email addresses are updated in Workday or with HR for the most efficient communication. The latest information will be posted and maintained on the Announcement Page on the intranet and periodic updates will also be posted in Workday.

Q: Who do I speak with regarding the additional questions I have?

A: We expect that you will have questions that are not answered here, and that new questions will come to light as the transaction process progresses. To make sure we are addressing what is most important to you, please send your questions to inquiries@noblecorp.com. Please note that we may not be able to answer all questions at this point, and that some information will be confidential due to the strict financial disclosure rules that we must comply with during this process.

Additional Information about the Business Combination and Where to Find It

In connection with the proposed business combination, Noble Finco Limited, a private limited company formed under the laws of England and Wales and an indirect, wholly owned subsidiary of Noble (“Topco”) will file a Registration Statement on Form S-4 with the SEC that will include (1) a proxy statement of Noble that will also constitute a prospectus for Topco and (2) an offering prospectus of Topco to be used in connection with Topco’s offer to exchange shares in Maersk Drilling for Topco Class A ordinary shares. When available, Noble will mail the proxy statement/prospectus to its shareholders in connection with the vote to approve the merger of Noble and a wholly-owned subsidiary of Topco, and Topco will distribute the offering prospectus in connection with the exchange offer. Should Maersk Drilling and Noble proceed with the proposed transaction, Maersk Drilling and Noble also expect that Topco will file an offer document with the Danish Financial Supervisory Authority (Finanstilsynet). This communication does not contain all the information that should be considered concerning the proposed transaction and is not intended to form the basis of any investment decision or any other decision in respect of the proposed business combination. INVESTORS AND STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT/PROSPECTUS AND THE OFFERING DOCUMENT RELATING TO THE PROPOSED BUSINESS COMBINATION IN THEIR ENTIRETY, IF AND WHEN THEY BECOME AVAILABLE, AND ANY OTHER DOCUMENTS FILED BY EACH OF TOPCO AND NOBLE WITH THE SEC IN CONNECTION WITH THE BUSINESS COMBINATION OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT TOPCO, MAERSK DRILLING AND NOBLE, THE PROPOSED BUSINESS COMBINATION AND RELATED MATTERS.

Investors and shareholders will be able to obtain free copies of the proxy statement/prospectus (if and when it becomes available) and all other documents filed with the SEC by Topco and Noble through the website maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the proxy statement/prospectus and other documents related thereto on Maersk Drilling’s website at www.maerskdrilling.com or on Noble’s website at www.noblecorp.com, or by written request to Noble at Noble Corporation, Attn: Richard B. Barker, 13135 Dairy Ashford, Suite 800, Sugar Land, Texas 77478.

Participants in the Solicitation

Maersk Drilling, Noble and their respective directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from the shareholders of Maersk Drilling and Noble, respectively, in connection with the proposed transaction. Shareholders may obtain information regarding the names, affiliations and interests of Noble’s directors and officers in Noble’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the SEC on March 12, 2021, as amended on April 16, 2021. To the extent the holdings of Noble’s securities by the Noble’s directors and executive officers have changed since the amounts set forth in such annual report, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Information regarding the names, affiliations and interests of Maersk Drilling’s directors and officers is contained in Maersk Drilling’s Annual Report for the fiscal year ended December 31, 2020 and can be obtained free of charge from the sources indicated above. Additional information regarding the interests of such individuals in the proposed business combination will be included in the proxy statement/prospectus relating to the proposed transaction when it is filed with the SEC. You may obtain free copies of these documents from the sources indicated above.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction, in each case, in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act and applicable European or UK, as appropriate, regulations. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including, without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

Forward Looking Statements

This communication includes forward-looking statements within the meaning of the federal securities laws with respect to the proposed transaction, including statements regarding the benefits of the transaction, the anticipated timing of the transaction, the products and services offered by Noble and Maersk Drilling and the markets in which they operate, and Noble’s and Maersk Drilling’s projected future financial and operating results. These forward-looking statements are generally identified by terminology such as “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “should,” “project,” “target,” “plan,” “expect,” or the negatives of these terms or variations of them or similar terminology. The absence of these words, however, does not mean that the statements are not forward-looking. These forward-looking statements are based upon current expectations, beliefs, estimates and assumptions that, while considered reasonable as and when made by Noble and its management, and Maersk Drilling and its management, as the case may be. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties.

Many factors could cause actual future events to differ materially from the forward-looking statements in this communication, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of Noble’s and Maersk Drilling’s securities, (ii) the failure to satisfy the conditions to the consummation of the transaction, including the adoption of the business combination agreement by the shareholders of Noble, the acceptance of the proposed exchange offer by the requisite number of Maersk Drilling shareholders and the receipt of certain governmental and regulatory approvals, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the business combination agreement, (iv) the effects of public health threats, pandemics and epidemics, such as the ongoing outbreak of COVID-19, and the adverse impact thereof on Noble’s or Maersk Drilling’s business, financial condition and results of operations, (v) the effect of the announcement or pendency of the transaction on Noble’s or Maersk Drilling’s business relationships, performance, and business generally, (vi) risks that the proposed transaction disrupt current plans of Noble or Maersk Drilling and potential difficulties in Noble’s or Maersk Drilling’s employee retention as a result of the proposed transaction, (vii) the outcome of any legal proceedings that may be instituted against Noble or Maersk Drilling related to the business combination agreement or the proposed transaction, (viii) the ability of Topco to list the Topco Class A ordinary shares on NYSE or the Nasdaq Copenhagen, (ix) volatility in the price of the combined company’s securities due to a variety of factors, including changes in the competitive markets in which Topco plans to operate, variations in performance across competitors, changes in laws and regulations affecting Topco’s business and changes in the combined capital structure, (x) the effects of actions by, or disputes among OPEC+ members with respect to production levels or other matters related to the price of oil, market conditions, factors affecting the level of activity in the oil and gas industry, and supply and demand of jackup rigs, (xi) factors affecting the duration of contracts, the actual amount of downtime, (xii) factors that reduce applicable dayrates, operating hazards and delays, (xiii) risks associated with operations outside the US, actions by regulatory authorities, credit rating agencies, customers, joint venture partners, contractors, lenders and other third parties, legislation and regulations affecting drilling operations, compliance with regulatory requirements, violations of anti-corruption laws, shipyard risk and timing, delays in mobilization of jackup rigs, hurricanes and other weather conditions, and the future price of oil and gas, and (xiv) the ability to implement business plans, forecasts, and other expectations (including with respect to synergies and financial and operational metrics, such as EBITDA and free cash flow) after the completion of the proposed transaction, and to identify and realize additional opportunities, (xv) the failure to realize anticipated benefits of the proposed transaction, (xvi) risks related to the ability to correctly estimate operating expenses and expenses associated with the transaction, (xvii) risks related to the ability to project future cash utilization and reserves needed for contingent future liabilities and business operations, (xviii) the potential impact of announcement or consummation of the proposed transaction on relationships with third parties, (xix) changes in law or regulations affecting Noble, Maersk Drilling or the combined company, (xx) international, national or local economic, social or political conditions that could adversely affect the companies and their business, (xxi) conditions in the credit markets that may negatively affect the companies and their business, and (xxii) risks associated with assumptions that parties make in connection with the parties’ critical accounting estimates and other judgements. The foregoing list of factors is not exhaustive. There can be no assurance that the future developments affecting Noble, Maersk Drilling or any successor entity of the transaction will be those that we have anticipated.

These forward-looking statements involve a number of risks, uncertainties (some of which are beyond Noble’s or Maersk Drilling’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements or from our historical experience and our present expectations or projects. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the parties’ businesses, including those described in Noble’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time by Noble with the SEC and those described in Maersk Drilling’s annual reports, relevant reports and other documents published from time to time by Maersk Drilling. Noble and Maersk Drilling wish to caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Except as required by law, Noble and Maersk Drilling are not undertaking any obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.